NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES ACQUISITION
OF ROTATING MACHINERY TECHNOLOGY

LUFKIN, Texas, July 1, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that it has acquired Rotating Machinery Technology, Inc. (RMT). RMT, based in Wellsville, New York, is a recognized leader in the turbo-machinery industry, specializing in the analysis, design and manufacture of precision, custom-engineered tilting-pad bearings and related components for high-speed turbo equipment operating in critical duty applications. RMT also services, repairs and upgrades turboexpander process units for air and gas separation, both on-site with its skilled field service team and at its repair facility in Wellsville.

“We believe the acquisition of RMT will be a strong strategic fit with our Power Transmission division, and we look forward to working with their highly respected and experienced management team. We are pleased that Dr. John Nicholas, RMT founder and CEO, and a leading authority in the fields of bearing design and Rotor Dynamics Analysis, will continue in a leadership role in the company as the General Manager of RMT,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.

“This acquisition is consistent with our long-term growth strategy of integrating strategic assets to leverage our position of industry leadership. RMT has a global reputation for delivering high-quality, innovative and precision products and services to customers throughout the world. Already a key supplier to Lufkin Industries, RMT will provide the opportunity to increase the value-add engineering capabilities and after-market support that Lufkin Industries offers to its customers,” Glick added

Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

Forward Looking Statements
This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “estimate” and “expect” are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to its ability to resume normal operations in a timely fashion and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. Actual results may vary materially.

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